Exhibit 10(f)

AMENDMENT OF

A. O. SMITH CORPORATION

CORPORATE DIRECTORS’ DEFERRED COMPENSATION PLAN

The A. O. Smith Corporation Corporate Directors’ Deferred Compensation Plan is amended effective as of

January 1, 2005, to add the following paragraph to Section III of the Plan:

“Pursuant to Internal Revenue Service Notice 2005-1, any Director participating in the Plan may elect to terminate participation in the Plan during 2005 by filing such election by December 31, 2005. Upon the filing of such election to terminate participation, the Director’s entire account balance shall be distributed to him or her as soon as practicable after the date the notice of termination has been received. The amount distributed upon termination of participation shall be reported as includible in the income of the Director for calendar year 2005.”